Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

NetSuite Inc.:

We consent to the use of our report dated March 12, 2010, with respect to the consolidated balance sheets of NetSuite Inc. and subsidiaries as of December 31, 2009 and December 31, 2008, and the related consolidated statements of operations, convertible preferred stock and total equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2009, and the related financial statement schedule, and the effectiveness of internal control over financial reporting as of December 31, 2009, incorporated herein by reference.

Effective January 1, 2009, NetSuite Inc. and subsidiaries retrospectively changed their presentation of noncontrolling interests due to the adoption of FASB Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements (included in FASB ASC Topic 810, Consolidation). In addition, effective January 1, 2009, NetSuite Inc. and subsidiaries changed its method of accounting for business combinations due to the adoption of FASB Statement No. 141R, Business Combinations (included in FASB ASC Topic 805, Business Combinations).

Mountain View, California

February 11, 2011

/s/ KPMG LLP